Change in Control Plan
June 19, 2015

1.0Plan Objectives
1.1The purpose of the Federal Home Loan Bank of Topeka Change in Control Plan (“Plan”) is to:
1.1.1Promote key employee loyalty and to assure the continued dedication to FHLBank Topeka, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2.1.6); and
1.1.2To reduce the personal uncertainties to key employees who are vital to FHLBank Topeka’s future success associated with a pending or possible Change in Control, and to encourage those key employees’ continued dedication to FHLBank Topeka currently and in the event of a pending or possible Change in Control, FHLBank Topeka wishes to provide those employees with compensation and benefits due to a specified termination of employment upon a Change in Control, in amounts that are competitive with those of similarly situated employees at comparable businesses, subject to the terms of this Plan and the completion of a Participation Agreement.
1.2Payments awarded under this Plan, when combined with base salary and other benefits, are designed to provide competitive total compensation to key employees for achieving FHLBank Topeka’s desired strategic objectives.
1.3The Plan is a cash-based severance pay plan for key participants of FHLBank Topeka related to a Change in Control of FHLBank Topeka.
2.0Definitions
2.1When used in this Plan, the following words and phrases shall have the following meaning:
2.1.1Accrued Obligations means the following accrued obligations, which are to be paid to the Participant upon termination of his or her employment, or, in the case of obligations described in 2.1.1(b) below, upon the payment date specified in the applicable incentive compensation plan:
a.Participant’s then current annual base salary through the Termination Date; and
b.Any bonus or incentive compensation previously earned but not yet paid, including, consistent with FHLBank Topeka standard practice for an involuntary termination, without cause, an amount equal to (1) a pro rata portion of Participant’s Cash Incentive and (2) Participant’s Deferred Incentives under the Executive Incentive Compensation Plan (“EICP”); or incentives under any other FHLBank Topeka incentive compensation plan;
c.Any accrued but unused vacation pay that would be payable under the standard FHLBank Topeka policies; and
d.Reimbursement of any expenses accrued by, but not yet reimbursed to, a Participant pursuant to FHLBank Topeka’s expense reimbursement policies and procedures.
2.1.2Board means FHLBank Topeka’s Board of Directors.
2.1.3Cause means (1) continued failure of the Participant to perform his or her duties with FHLBank Topeka (other than any such failure resulting from Disability), and subsequent failure to cure such circumstances within thirty (30) days following written notice thereof from FHLBank Topeka, which notice shall specifically identify the circumstances that FHLBank Topeka believes justifies Cause (provided that, no such notice or opportunity to cure will be required in the event the breach is of Section 5.5 of this Plan); (2) personal dishonesty, incompetence, fraud against FHLBank Topeka, misappropriation of the FHLBank Topeka’s assets, including, without limitation, through embezzlement or theft, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); (3) willful engagement in any misconduct in the performance of his or her duty that materially injures FHLBank Topeka; or (4) removal of the Participant for cause by the FHFA pursuant to 12 U.S.C. 4636a, or by any successor agency to the FHFA pursuant to a similar statute.
2.1.4CEO means the Chief Executive Officer of FHLBank Topeka.
2.1.5Compensation Committee means the Compensation Committee of the Board.
2.1.6Change in Control means the occurrence of any of the following events:
a.The merger, reorganization, or consolidation of FHLBank Topeka with or into another Federal Home Loan Bank or other entity;
b.The sale or transfer of all or substantially all of the business or assets of FHLBank Topeka to another Federal Home Loan Bank or other entity;
c.The purchase by FHLBank Topeka or transfer to FHLBank Topeka of substantially all of the business or assets of another Federal Home Loan Bank;
d.A change in the composition of the Board of Directors, as a result of one or a series of related transactions, that causes the combined number of member directors from the states of Colorado, Kansas, Nebraska and Oklahoma to cease to constitute a majority of the directors of FHLBank Topeka; or
e.The liquidation or dissolution of FHLBank Topeka;
provided the term “Change in Control” shall not include any reorganization that is mandated by any Federal statute, rule, regulation or directive (including 12 U.S.C. §4501 et. seq., as amended).
2.1.7Change in Control Period shall mean the period commencing 180 days prior to the Effective Date and ending on the completion of twenty-four (24) consecutive months following the Effective Date.
2.1.8Change in Control Termination means a termination of Participant’s employment with FHLBank Topeka, within the Change in Control Period, under the following circumstances: (i) a Good Reason Termination (as defined below) occurs, or (ii) FHLBank Topeka terminates Participant’s employment other than for Cause (as defined above), death, or Disability.
2.1.9Compensation Multiplier means the compensation multiplier that is designated in the Participant’s Participation Agreement as determined by the Compensation Committee that is used to determine Participant’s Severance Benefits upon a Change in Control Termination and shall be one of the following:
a.Tier 1 Compensation Multiplier = 2.99
b.Tier 2 Compensation Multiplier = 2.00
c.Tier 3 Compensation Multiplier = 1.00
2.1.10Disability means, as a result of the Participant’s incapacity due to physical or mental illness, the Participant has been absent from his or her duties with FHLBank Topeka for an aggregate of twelve (12) out of fifteen (15) consecutive months and, within thirty calendar days after a written notice of termination is thereafter given by FHLBank Topeka to the Participant, the Participant does not return to the full-time performance of the Participant’s duties.

2.1.11Effective Date means the first date on which a Change in Control (as defined in Section 2.1.6) occurs.
2.1.12Good Reason Termination means Participant’s voluntary termination of employment with FHLBank Topeka, within the Change in Control Period, for one of more of the following reasons:
a.the assignment of ongoing duties to Participant that are materially inconsistent with Participant’s position, or
b.any material diminution in the Participant’s authority or responsibilities, or
c.a material reduction in the Participant’s base salary, bonus opportunity under applicable incentive compensation plans, or retirement plan benefits, or
d.a material change by FHLBank Topeka in the geographic location at which the Participant is required to perform his or her services; or
e.a material diminution in the budget over which the Participant retains authority; or
f.a material diminution in authority, duties or responsibilities of the person to whom the Participant reports; or
g.a material breach of this Plan by the FHLBank Topeka.
If (i) Participant provides written notice to FHLBank Topeka of the existence of circumstances that would justify a Good Reason Termination within ninety (90) days after Participant has knowledge of the circumstances, which notice shall specifically identify the circumstances that Participant believes justify a Good Reason Termination; (ii) FHLBank Topeka fails to correct the circumstances within thirty (30) days after receiving such notice; and (iii) Participant resigns within thirty (30) days after the FHLBank Topeka fails to correct such circumstances; then Participant’s termination shall be considered to have been a Good Reason Termination for purposes of this Plan.
2.1.13Extraordinary Occurrences means those events that, in the opinion and discretion of the Compensation Committee, are outside the significant influence of the Participant or FHLBank Topeka and are likely to have a significant unanticipated effect, whether positive or negative, on FHLBank Topeka’s operating and/or financial results;
2.1.14FHFA means the Federal Housing Finance Agency or any successor;
2.1.15FHLBank Topeka means the Federal Home Loan Bank of Topeka;
2.1.16Participant means a person who is eligible to take part in the Plan as determined by the Compensation Committee;
2.1.17Participation Agreement means the agreement between FHLBank Topeka and a Participant the terms of which govern a Participant’s participation in this Plan, an example which is set forth in Appendix A;
2.1.18Plan means the FHLBank Topeka Change in Control Plan;
2.1.19Payment Date shall mean the date that is thirty (30) days after the end of any applicable revocation period following Participant’s return of an executed copy of the general release of claims, as described in Section 3.1 below, to FHLBank Topeka during which FHLBank Topeka is in compliance with applicable regulatory capital or regulatory leverage requirements and during which the payment would not cause the FHLBank Topeka to fall out of compliance with applicable regulatory capital or regulatory leverage requirements; provided that if the Termination Date occurs in the month of November or December, the Payment Date shall be no sooner than January 1 of the subsequent calendar year, but shall be no later than January 15. If the Payment Date would have occurred but for the fact that FHLBank Topeka was not in compliance with any applicable regulatory capital or regulatory leverage requirement or the payment would have caused FHLBank Topeka to fall out of compliance with applicable regulatory capital or regulatory leverage requirements, then the Payment Date is as soon as administratively practicable following the Participant’s return of an executed copy of the general release of claims and FHLBank Topeka or any successor achieving compliance with applicable regulatory capital or regulatory leverage requirement, and shall include interest at 5% plus the average interest rate paid at auctions of 5-year United States treasury notes during the six (6) months immediately preceding the payment.
2.1.20Severance Benefit shall mean the benefit paid to a Participant pursuant to the Plan on account of a Change in Control and the Participant’s termination in accordance with Section 3.1.1 below.
2.1.21Termination Date shall mean the date on which Participant’s employment with FHLBank Topeka terminates.
3.0Change in Control Severance Benefits.
3.1Severance Benefits upon Change in Control Termination. Upon a Change in Control Termination, FHLBank Topeka shall provide a Participant the following Severance Benefits, in addition to payment of the Accrued Obligations, provided Participant signs and does not revoke, within 60 days of his or her Termination Date, a general release of claims (exclusive of claims for indemnification or vested benefits under FHLBank Topeka benefit plans) in a form acceptable to FHLBank Topeka:
3.1.1FHLBank Topeka shall pay to Participant on the Payment Date, in a cash lump sum, an amount that, when combined with any amount payable under any applicable FHLBank Topeka severance policy (which severance shall also be paid on the Payment Date), equals the Compensation Multiplier indicated in the Participant’s Participation Agreement times the sum of i) the Participant’s then annualized base salary or the annualized base salary immediately prior to the Change in Control Period, whichever is higher, and ii) an amount equal to the target Total Base Opportunity as reflected in the EICP Targets document, or target incentive in any other appropriate incentive compensation plan applying to the Participant, for the year in which the Change in Control occurs.
3.1.2Participant and his or her eligible dependents shall have the right to continue to participate in the FHLBank Topeka group health care benefit (medical, dental, vision) plans, or such comparable plans of any successor to FHLBank Topeka, at his or her level of participation the day prior to the Termination Date, subject to the Participant’s payment of the portion of the premiums for which he or she was responsible on the day prior to the Termination Date, during (a) the thirty-six (36) months following the Termination Date for Participants receiving benefits at the Tier 1 level, (b) the twenty-four (24) months following the Termination Date for Participants receiving benefits at the Tier 2 level, or (c) the twelve (12) months following the Termination Date for Participants receiving benefits at the Tier 3 level in the same manner as made available to the Participant and his or her dependents prior to Participant’s Termination Date, provided however, that if any rule, regulation, law, or official guidance promulgated under the Affordable Care Act prohibits, or imposes on FHLBank Topeka or Participant, a tax or penalty as a result of Participant and/or his or her eligible dependents’ continued participation in FHLBank Topeka’s group health benefits, the Participant shall be provided instead a cash bonus in the amount equivalent to FHLBank Topeka’s employer portion of group health care benefit premiums for any portion of the period for which Participant and/or his or her dependents are unable to participate in FHLBank Topeka’s group health benefits on the same terms as similarly situated employees and dependents. Benefits provided under this paragraph, 3.1.2, will be provided concurrent with any coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or comparable state law, and any loss of coverage after the Change in Control period shall not create a separate “qualifying event” under COBRA.
3.2Termination for Cause or Other than Good Reason. If FHLBank Topeka terminates Participant’s employment for Cause or Participant voluntarily terminates employment under circumstances that do not constitute a Good Reason Termination, or Participant’s termination occurs beyond the Change in Control Period, Participant shall receive the Accrued Obligations, subject to the provisions of the EICP or other FHLBank Topeka incentive compensation plan, but then Participant’s rights pursuant to this Plan shall terminate without further obligations to the Participant.

3.3Termination Upon Death or Disability. The parties expressly agree that Participant’s termination of employment because of his or her death or Disability shall not trigger benefits under this Plan.
4.0Golden Parachute Limitation.
4.1Benefits under this Plan shall not be in an amount that would be prohibited under 12 CFR §1231.3(a) unless FHLBank Topeka has received the approval of the Director of the FHFA. If the value of any compensation (in whatever form) provided pursuant to this Plan constitutes an “excess parachute payment” under § 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would trigger an excise tax under Code § 4999, then the Participant shall be entitled to waive the receipt of any severance benefit payable under this Plan to the extent necessary so that the sum of such parachute payments equals exactly 299% of the Participant’s base amount. In the event that the Participant declines to make such a waiver, the Participant shall bear the full burden and be responsible for the payment of any tax, penalty, fee, or fine that is imposed as a result of the Participant’s entitlement to and receipt of any “excess parachute payment.”
5.0Eligibility
5.1Individual employees eligible for participation in the Plan will be recommended by the CEO to the Compensation Committee for approval. In the case of the CEO, the Compensation Committee has sole authority to approve the CEO’s eligibility during the applicable periods.
5.2Eligibility shall be limited to a select group of key management or other highly-compensated employees (i.e., key employees), but normally will be further limited to the CEO and senior officers who are recommended as a Participant by the CEO. Other key employees may be recommended by the CEO to participate on a limited basis to address extraordinary performance and/or other criteria and considerations as approved by the Compensation Committee.
5.3There will be three levels of participation by eligible employees based on the eligible employee’s position and responsibility. The Compensation Committee shall determine each Participant’s level of participation.
5.4The list of eligible Participants shall be established by the Compensation Committee.
5.5An eligible employee shall become a Participant in the Plan through the signing of a Participation Agreement, and shall be subject to the covenants provided below. Participant shall cease to be a Participant in the Plan upon termination of employment with the FHLBank Topeka prior to a Change in Control, or through a violation of either of the following obligations during Participant’s employment by FHLBank Topeka prior to a Change in Control:
5.5.1Non-disclosure. During and as a result of the Participant’s employment with FHLBank Topeka, Participant is or will be making use of, acquiring knowledge of and/or adding to confidential or proprietary information relating to FHLBank Topeka and its affiliates, including, without limitation, FHLBank Topeka’s systems, procedures, policies, manuals, trade secrets, business plans, financial data, strategies, methods of conducting business, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of FHLBank Topeka or any subsidiary, parent or other affiliate of FHLBank Topeka (collectively, “Confidential Information”). As a material inducement to FHLBank Topeka to allow Participant to be eligible under the Plan, Participant shall not, at any time during or following the term of his or her employment with FHLBank Topeka, directly or indirectly, except in accordance with FHLBank Topeka policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.
5.5.2Non-solicitation. In acknowledgement and recognition of the highly competitive and unique nature of FHLBank Topeka’s business, Participant shall not, during his or her continued employment and for the one-year period following termination of such relationship, directly or indirectly, either by himself or herself or through others, as an individual, partner, employee, agent, officer, stockholder, or otherwise:

a.solicit, divert, take away, or attempt to take away the business of the FHLBank Topeka’s present or past customers that otherwise exist at the time of termination, or such customers of any affiliated or related companies; and/or
b.solicit, hire, employ, or endeavor to employ any of FHLBank Topeka’s employees or independent contractors.
5.6Remedies. By virtue of signing the Participation Agreement, Participant acknowledges and agrees to the terms and conditions of that Participation Agreement and the Plan and further acknowledges that FHLBank Topeka will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Participant of any provision of the Plan or the specific provisions of Section 5.5 above. Accordingly, in the event of a threatened, attempted or actual breach by Participant of any provision of the Plan, including but not limited to Section 5.5, in addition to all other remedies to which FHLBank Topeka is entitled at law, in equity or otherwise, FHLBank Topeka may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Plan Section 5.5. The foregoing remedies will not be deemed to be the exclusive rights or remedies of FHLBank Topeka for any breach of or noncompliance with the terms of this Plan, or the Participation Agreement signed by the Participant, but will be in addition to all other rights and remedies available to FHLBank Topeka at law, in equity, or otherwise.
6.0Distribution of Severance Benefits
6.1Time and Form of Benefit. All Severance Benefits will be paid in cash and will be subject to appropriate payroll tax withholdings. If a Severance Benefit is payable to a Participant in accordance with Section 3.0, the FHLBank Topeka shall distribute to Participant his or her Severance Benefit in a cash lump sum, less any appropriate payroll tax withholdings, on the Payment Date, as defined in Section 2.1.20.
6.2Consideration under other benefit plans. No Severance Benefit received by a Participant shall be considered as compensation for purposes of determining benefits under any employee benefit plan of FHLBank Topeka, except as otherwise determined by FHLBank Topeka.
6.3Payments after death of Participant. If a Participant dies prior to the full distribution of his or her Severance Benefit, but after his or her Termination Date, Participant’s Severance Benefit shall be payable to Participant’s beneficiary or beneficiaries as designated in the Beneficiary Designation, a sample of which is attached hereto as Appendix B.
7.0Administrative Control
7.1Oversight of the Plan’s operation will be provided by the Compensation Committee. Administration of the Plan shall be provided by the Compensation Committee, with delegated authority to FHLBank Topeka’s CEO, Human Resources Department, or other employees as applicable.
7.2The Compensation Committee, in consultation with the CEO, has full discretion and authority and is otherwise responsible for interpreting and applying the terms of the Plan. These interpretations and applications shall be final and binding.
8.0Claims Procedure.
8.1Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Compensation Committee, setting forth his or her claim. The request must be addressed to the Compensation Committee of the FHLBank Topeka at its then principal place of business.
8.2Claim Decision. Upon receipt of a claim, the FHLBank Topeka shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The FHLBank Topeka may, however, extend the reply period for an additional 90 days for reasonable cause.
If the claim is denied in whole or in part, the FHLBank Topeka shall adopt a written explanation, using language calculated to be understood by the Claimant, setting forth:

a)	The specific reason or reasons for such denial;

b)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

c)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

d)	Appropriate information about the steps to be taken if the Claimant wishes to submit the claim for review; and

e)	The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.
8.3Request for Review. With 60 days after the receipt by the Claimant of the written explanation described above, the Claimant may request in writing that the Board review the determination of the Compensation Committee. Such request must be addressed to the Chairman of the Board, at the FHLBank Topeka’s then principal place of business. The Claimant or the Claimant’s duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. If the Claimant does not request a review of the Compensation Committee’s determination by the Board within such 60-day period, he or she shall be barred and estopped from challenging the Compensation Committee’s determination.
8.4Review of Decision. Within 60 days after the Chairman’s receipt of a request for review, the Board shall review the Compensation Committee’s determination. After considering all materials presented by the Claimant, the Board shall render a written explanation, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60-day time period be extended, the Board will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.
8.5If a Claimant disagrees with the Compensation Committee’s final decision, the Claimant may sue, but only after the claim on appeal has been denied by the Board. Any such lawsuit must be filed within 90 days of receipt of the Board’s final written denial of the Participant’s claim or the claim will be forever barred.
9.0Miscellaneous Conditions
9.1Participants must be employed by FHLBank Topeka on the business day immediately prior to the Effective Date, and must have been subject to a Change in Control Termination, and otherwise not in violation of Section 5.5, to receive a Severance Benefit.
9.2The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan will confer on any employee the right to be retained in the service of FHLBank Topeka nor limit the right of FHLBank Topeka to terminate or otherwise deal with any employee.
9.3No benefit or interest available under the Plan will be subject in any manner to anticipation or alienation and no Participant has any direct or indirect right to sell, transfer, assign, pledge, attach, garnish or otherwise encumber any anticipated Severance Benefit and any effort(s) to do so shall be void and unenforceable, and FHLBank Topeka shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate a Severance Benefit under the Plan.
9.4The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of FHLBank Topeka for payment of any Severance Benefit under this program.
9.5Except to the extent superseded by laws of the United States, the laws of the State of Kansas will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Participant Agreements are intended to comply, and will be construed by FHLBank Topeka in a manner which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). To the extent there is any conflict between a provision of the Plan and a provision of 409A, the applicable provision of 409A will control.

9.6The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.
9.7This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.
9.8The individual members of the Board and Compensation Committee will, in accordance with FHLBank Topeka’s Bylaws and other Board governance, be indemnified and held harmless by FHLBank Topeka with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither FHLBank Topeka nor any individual acting as an employee or agent of FHLBank Topeka will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, including but not limited to any fine, fee, penalty, or tax imposed on a Participant as a result of a violation of 409A or any related Treasury Regulation violation, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.
9.9If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Compensation Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of FHLBank Topeka and the Plan.
9.10Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying on the evidence considers pertinent and reliable, and which is signed, made, or presented by the proper party or parties.
9.11Any action required of or permitted by FHLBank Topeka under the Plan will be made by the Compensation Committee through delegated authority of the Board, or its designated authorities or individual designee(s), except for the reviews explicitly required to be undertaken by the Board in Section 8 and the ability to revise this Plan pursuant to Section 9.14, which may only be undertaken by the Board.
9.12In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.
9.13A Participant, or any other person entitled to benefits under the Plan, must furnish the Compensation Committee with any and all documents, evidence, data, or other information the Compensation Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true, and complete data, evidence or other information to the Compensation Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Compensation Committee.
9.14The Board has the right to revise, modify or terminate the Plan in whole or in part at any time or for any reason without the consent of any Participant. However, the termination of this Plan or any revisions or modifications of this Plan that impact the benefits to be provided to Participants shall not be effective until 3 years after the date of such formal Board action; and provided further, that if a definitive agreement that would result in a Change in Control is executed by FHLBank Topeka during such 3-year period, then any such revision, modification or termination shall not become effective until 12 months after the effective date of the Change in Control (or such longer period until all payments and benefits, if any, under this Plan have been paid or satisfied).
9.15The Plan will be binding upon and inure to the benefit of FHLBank Topeka and its successors and assigns, and the successors, assigns, designees, and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of FHLBank Topeka, but nothing in the Plan will preclude FHLBank Topeka from merging or consolidating into or with or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of FHLBank Topeka hereunder. FHLBank Topeka agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of FHLBank Topeka, the term “FHLBank Topeka” will refer to such other organization and the Plan will continue in full force and effect.

Appendix A

Participation Agreement
Participant:_________________________________________        Date of Birth:________________________
Address:____________________________________________
___________________________________________________

THIS CHANGE IN CONTROL PLAN PARTICIPATION AGREEMENT (this "Agreement") is entered into by and between the Federal Home Loan Bank of Topeka (the "FHLBank Topeka"), and [NAME], [TITLE] ("Participant"), and shall be effective as of [DATE] (the "Effective Date").
1.    Agreement to Participate. The Participant (identified above and sometimes hereinafter referred to as “I”) hereby agrees to become a Participant in the Federal Home Loan Bank of Topeka Change in Control Plan (the “Plan”). (Capitalized terms not defined herein shall have the meanings set forth in the Plan.)
2.    Benefit Tier. The Participant’s benefit under the Plan shall be determined in accordance with the Compensation Multiplier for Tier _____, as set forth in Section 2.1.9 of the Plan.
3.    Acknowledgements: As evidence by Participant’s signature below, Particpant hereby acknowledges the following: (1) Participant has received and reviewed a copy of the Plan; (2) that any right to benefits hereunder are subject to the specific terms and conditions of the Plan; (3) no benefits will be paid under the Plan if Participant is terminated for “Cause” as set forth in the Plan Section 2.1.3; (4) no benefits will be paid under the Plan and other remedies may be available to FHLBank Topeka if Participant violates or fails to fulfill the non-disclosure or non-solicitation provisions set forth in the Plan Section 5.5, if applicable; (5) the benefits of the Plan may be subject to all appropriate taxes before such amounts are actually paid to Particpant; and (6) all amounts received under the Plan shall be taxable to Particpant as appropriate.
4.     Assignment; Assumption by Successor. The rights of the FHLBank Topeka under this Agreement may, without the consent of Participant, be assigned by the FHLBank Topeka, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the FHLBank Topeka. The FHLBank Topeka shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the FHLBank Topeka expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the FHLBank Topeka would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the FHLBank Topeka of its obligations hereunder.  As used in this Agreement, the "FHLBank Topeka" shall mean the FHLBank Topeka as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
5.    Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States and, to the extent state law may be applicable, the laws of the State of Kansas applicable to contracts made and to be performed wholly within Kansas without regard to the conflicts of laws principles thereof. Any any suit brought hereon shall be brought in the federal courts sitting in the State of Kansas, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Kansas law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FEDERAL HOME LOAN BANK OF TOPEKA

By:_____________________________________

Date:____________________________________

Print Name:______________________________

Print Title:_______________________________

PARTICIPANT

By:_____________________________________
Signature of Participant

Date:____________________________________

Appendix B
BENEFICIARY DESIGNATION
CAREFULLY READ THE INSTRUCTIONS FOUND AT THE END
OF THIS FORM BEFORE PROCEEDING.
Participation Agreement
Participant:_________________________________________        Date of Birth:________________________
Address:____________________________________________
___________________________________________________
The Participant hereby designates the following individual(s) or entity(ies) as his or her beneficiary(ies) pursuant to the terms of the Change in Control Plan of Federal Home Loan Bank of Topeka (“FHLBank Topeka”) [Insert Name, Social Security Number, Relationship, Date of Birth and Address of Individuals and/or fully identify any trust beneficiary by the Name of the Trust, Date of Execution of the Trust, the Trustee’s Name, the address of the trust, and the employer identification number of the trust]:
Primary Beneficiary(ies)
_____________________________________________________________________________________________________    _____________________________________________________________________________________________________
Contingent Beneficiary(ies)
_____________________________________________________________________________________________________    _____________________________________________________________________________________________________
The Participant hereby reserves the right to change this Beneficiary Designation, and any such change shall be effective when the Participant has executed a new or amended Beneficiary Designation form, and the receipt of such form has been acknowledged by FHLBank Topeka, all in such manner as specified by FHLBank Topeka from time to time, or on a future date specified by any such new or amended Beneficiary Designation form. The last Beneficiary Designation form provided to FHLBank Topeka shall control.
IN WITNESS WHEREAS, the Participant has executed this Beneficiary Designation on the date designated below.
Date:________________    , ______                    ____________________________________
Signature of Participant

Received
FEDERAL HOME LOAN BANK OF TOPEKA

Date:________________    , ______                    By:__________________________________
Print Name:___________________________
Print Title:____________________________

INSTRUCTIONS FOR COMPLETION
OF BENEFICIARY DESIGNATION FORM
As a participant in the Federal Home Loan Bank of Topeka Change in Control Plan (the “Plan”), you may be entitled to have certain benefits paid to a designated beneficiary under the Plan in the event of your death. We recommend that you consult your attorney concerning the completion of this form to assure that the desired federal tax consequences are achieved.
The originally-signed copy of this form must be mailed or delivered to FHLBank Topeka at the following address: Federal Home Loan Bank of Topeka, One Security Benefit Pl., Suite 100, P.O. Box 176, Topeka KS 66601-0176, and to the attention of the Director of Human Resources. You should also make and keep one copy of the form, and it should be kept with your other important documents.
If no Primary Beneficiary is alive when the payment becomes due, the benefits will be paid in equal shares to those of the Contingent Beneficiaries who are alive when the payment becomes due.
If you fail to designate a beneficiary, or if no designated beneficiaries are alive when the payment becomes due, or if insufficient information is available to reasonably determine your intent, the death benefits under the Plan will be paid to your estate.
THIS BENEFICIARY DESIGNATION DOES NOT ALTER OR MODIFY THE PROVISIONS OF THE PLAN. IN THE EVENT THAT THIS BENEFICIARY DESIGNATION FORM INADVERTENTLY CONFLICTS WITH THE PROVISIONS OF THE PLAN, THE PROVISIONS OF THE PLAN SHALL CONTROL.